EXHIBIT 11(a)
                                -------------

                               GROSSMAN'S INC.

                      COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share data)


                                THREE MONTHS ENDED       NINE MONTHS ENDED
                                  SEPTEMBER 30,            SEPTEMBER 30,
                               --------------------    --------------------
                                 1996        1995        1996        1995
                                 ----        ----        ----        ----
 Net income (loss) for
 primary and fully diluted
 earnings per share            $ 1,570     $15,320     $(56,063)   $ 5,704
                               ========    ========    =========   ========

 Weighted average number
   of shares outstanding        27,159      26,031       26,571     25,949

 Net effect of convertible
   shares                        6,872          -            -          -

 Net effect of dilutive
   stock options                    13          -            -          -
                               --------    --------    ---------   --------

 Total weighted average
   shares outstanding and
   common stock equivalents
   used in primary
   calculation of earnings
   per share                    34,044      26,031       26,571     25,949

 Additional dilution from
   stock options                    -           -           -           -
                               --------    --------    ---------   --------

 Total weighted average
   shares outstanding and
   common stock equivalents
   used in fully diluted
   calculation of earnings
   per share                    34,044      26,031       26,571     25,949
                               ========    ========     ========   ========



 Primary earnings (loss)
   per share                     $0.05       $0.59       $(2.11)     $0.22
                               ========    ========     ========   ========

 Fully diluted earnings
   (loss) per share              $0.05       $0.59       $(2.11)     $0.22
                               ========    ========     ========   ========
